Exhibit 99.1

1049 Camino Dos Rios Thousand Oaks, CA 91360-2362
NEWSRELEASE
TELEDYNE TECHNOLOGIES REPORTS
THIRD QUARTER RESULTS

THOUSAND OAKS, Calif. – October 21, 2026 – Teledyne Technologies Incorporated (NYSE:TDY)

•All-time record quarterly sales, operating profit and non-GAAP diluted earnings per share
•Third quarter net sales of $1,684.9 million, an increase of 9.4% compared with last year
•Third quarter GAAP diluted earnings per share of $5.82, an increase of 25.2% compared with last year
•Third quarter non-GAAP diluted earnings per share of $6.72, an increase of 20.6% compared with last year
•Third quarter cash from operations of $352.5 million and free cash flow of $319.5 million
•Raising full year 2026 GAAP diluted earnings per share outlook to $21.71 to $21.87 compared with the prior outlook of $20.73 to $20.99, and raising full year 2026 non-GAAP earnings per share outlook to $25.40 to $25.50, compared with the prior outlook of $24.45 to $24.65
•Announced pending acquisition of Varex Imaging Corporation for approximately $1.1 billion
•Quarter-end consolidated leverage ratio of 0.9x
•Stock repurchases in September and through October 19th totaling $224.6 million at a weighted average price of $607.03 per share

Teledyne today reported third quarter 2026 net sales of $1,684.9 million compared with net sales of $1,539.5 million for the third quarter of 2025, an increase of 9.4%. The third quarter of 2026 net sales included $11.7 million in incremental sales from recent acquisitions. Net income attributable to Teledyne was $272.8 million ($5.82 diluted earnings per share) for the third quarter of 2026 compared with $220.7 million ($4.65 diluted earnings per share) for the third quarter of 2025, an increase of 23.6%. The third quarter of 2026 included $55.2 million of pretax acquired intangible asset amortization expense and $0.2 million of pretax transaction and integration costs. Excluding those items, non-GAAP net income attributable to Teledyne for the third quarter of 2026 was $315.1 million ($6.72 diluted earnings per share). The third quarter of 2025 included $55.1 million of pretax acquired intangible asset amortization expense, $0.7 million of pretax transaction and integration costs, $1.4 million of pretax inventory step-up expense, and $0.2 million of income tax expense from FLIR acquisition-related tax matters. Excluding those items, non-GAAP net income attributable to Teledyne for the third quarter of 2025 was $264.5 million ($5.57 diluted earnings per share). Operating margin was 20.6% for the third quarter of 2026 compared with 18.4% for the third quarter of 2025. Excluding the items discussed above, non-GAAP operating margin for the third quarter of 2026 was 23.9% compared with 22.1% for the third quarter of 2025.

“Our third quarter sales and operating earnings were the strongest in Teledyne’s history,” said Robert Mehrabian, Executive Chairman. “Specifically, sales and non-GAAP earnings per share increased 9.4% and 20.6%, respectively. Organic growth accelerated in our Digital Imaging segment and was led by sales of infrared detectors and subsystems for space and unmanned applications. Furthermore, each of our major commercial imaging businesses, such as industrial vision sensors & systems and healthcare, increased year-over-year. For all of Teledyne, orders exceeded sales every quarter over the last three years, and funded backlog is now nearly $5.3 billion. We were pleased to announce the pending highly-complementary Varex acquisition in August, and Varex’s special meeting is scheduled for October 28. Finally, given our continued strong cash flow, we recently made $224.6 million of opportunistic stock repurchases.”
Review of Operations
Comparisons are with the third quarter of 2025, unless noted otherwise.
Digital Imaging
The Digital Imaging segment’s third quarter 2026 net sales were $903.0 million compared with $785.4 million, an increase of 15.0%. Operating income was $182.7 million for the third quarter of 2026 compared with $123.4 million, an increase of 48.1%. Acquired intangible asset amortization expense for the third quarter of 2026 was $46.9 million compared with $46.8 million. Excluding this item, non-GAAP operating income for the third quarter of 2026 was $229.6 million compared with $170.2 million, an increase of 34.9%.
Third quarter of 2026 net sales increased primarily due to higher sales of infrared imaging detectors, components and subsystems for both defense and commercial applications as well as higher sales of maritime products, integrated defense systems, industrial and scientific imaging systems, X-ray products, and surveillance systems. The third quarter of 2026 included $5.5 million of incremental Digital Imaging sales from a recent acquisition. The increase in operating income primarily reflected higher net sales and favorable product mix.
Instrumentation
The Instrumentation segment’s third quarter 2026 net sales were $370.5 million compared with $363.6 million, an increase of 1.9%. Operating income was $99.6 million for the third quarter of 2026 compared with $98.8 million, an increase of 0.8%. Acquired intangible asset amortization expense for the third quarter of 2026 was $3.0 million compared with $3.3 million. Excluding this item, non-GAAP operating income for the third quarter of 2026 was $102.6 million compared with $102.1 million, an increase of 0.5%.
The third quarter of 2026 net sales increase resulted from an $8.3 million increase in sales of environmental instrumentation primarily due to $6.2 million of incremental sales from a recent acquisition and a $3.4 million increase in sales of marine instrumentation, partially offset by a $4.8 million decrease in sales of electronic test and measurement instrumentation. The increase in operating income primarily reflected the increase in net sales.
Aerospace and Defense Electronics
The Aerospace and Defense Electronics segment’s third quarter 2026 net sales were $287.4 million compared with $275.5 million, an increase of 4.3%. Operating income was $77.8 million for the third quarter of 2026 compared with $70.4 million, an increase of 10.5%. Acquired intangible asset amortization expense for the third quarter of 2026 was $5.3 million compared with $5.0 million. The third quarter of 2025 included $0.5 million of pretax transaction and integration costs with no comparable amount in the third quarter of 2026. Inventory step-up expense for the third quarter of 2025 was $1.4 million with no comparable amount in the third quarter of 2026. Excluding acquired intangible asset amortization expense, pretax transaction and integration costs, and inventory step-up expense, non-GAAP operating income for the third quarter of 2026 was $83.1 million compared with $77.3 million, an increase of 7.5%.
Third quarter of 2026 net sales reflected higher sales of $16.5 million for defense electronics and lower sales of $4.6 million for aerospace electronics. The increase in operating income primarily reflected the impact of higher sales as well as improved margins at recently acquired businesses.

Engineered Systems
The Engineered Systems segment’s third quarter 2026 net sales were $124.0 million compared with $115.0 million, an increase of 7.8%. Operating income was $13.0 million for the third quarter of 2026 compared with $12.2 million, an increase of 6.6%.
Third quarter of 2026 net sales primarily reflected higher sales of engineered products. The increase in operating income was primarily driven by higher net sales.
Additional Financial Information
Cash Flow
Cash provided by operating activities was $352.5 million for the third quarter of 2026 compared with $343.1 million, with the increase driven by favorable operating results in the third quarter of 2026 compared with 2025, partially offset by higher inventory purchases. Depreciation and amortization expense for the third quarter of 2026 was $84.7 million compared with $84.5 million. Stock-based compensation expense for the third quarter of 2026 was $12.2 million compared with $10.5 million.
Capital expenditures for the third quarter of 2026 were $33.0 million compared with $29.2 million. Teledyne received $3.9 million from the exercise of stock options in the third quarter of 2026 compared with $13.0 million.
As of September 27, 2026, net debt was $1,465.4 million, which is calculated as total debt of $2,027.8 million, net of cash and cash equivalents of $562.4 million. As of December 28, 2025, net debt was $2,123.0 million, representing total debt of $2,475.4 million, net of cash and cash equivalents of $352.4 million. During the third quarter of 2026, the company repurchased approximately 0.2 million of its shares for $94.8 million.
As of September 27, 2026, $1,158.4 million was available under the $1.20 billion credit facility after reductions of $41.6 million in outstanding letters of credit.
On August 10, 2026, Teledyne and Varex Imaging Corporation (“Varex”) entered into a definitive agreement under which Teledyne will acquire Varex in a cash transaction valued at approximately $1.1 billion, which considers Varex’s outstanding equity awards and net debt. The company plans to fund the pending acquisition from cash on hand as well as available borrowings under its credit facility. The transaction is expected to close in early 2027 and is subject to customary closing conditions, including regulatory approvals and approval by Varex’s stockholders. After close, Varex will be included within the Digital Imaging segment. Prior to entering into the agreement, Teledyne acquired approximately 1.3 million shares of Varex for $13.9 million, and during the third quarter of 2026, Teledyne recorded a $10.6 million gain within other income (expense), net, related to adjusting these shares to the market price at the end of the quarter.

	Third Quarter
Free Cash Flow	2026	2025
Cash provided by operating activities	$352.5	$343.1
Capital expenditures for property, plant and equipment	(33.0)	(29.2)
Free cash flow	$319.5	$313.9
Income Taxes
The effective tax rate for the third quarter of 2026 was 21.3% compared with 19.3%. The third quarter of 2026 included net discrete income tax benefits of $1.6 million compared with $4.9 million.

Other
Corporate expense was $25.9 million for the third quarter of 2026 compared with $22.0 million, with the increase primarily related to higher professional services as well as higher compensation costs, including incentive compensation. Non-service retirement benefit income was $2.6 million for the third quarter of 2026 compared with $2.7 million. Interest expense, net of interest income, was $10.5 million for the third quarter of 2026 compared with $12.6 million, with the decrease due to lower outstanding borrowings compared with the third quarter of 2025. Other income (expense), net, in the third quarter of 2026 primarily consisted of a mark-to-market gain on Varex shares held by Teledyne, partially offset by foreign currency exchange losses. Other income (expense), net, primarily consisted of foreign currency exchange losses in the third quarter of 2025.
Outlook
Based on its current outlook, the company’s management believes that fourth quarter 2026 GAAP diluted earnings per share will be in the range of $5.68 to $5.83, and full year 2026 GAAP diluted earnings per share will be in the range of $21.71 to $21.87. The company’s management further believes that fourth quarter 2026 non-GAAP diluted earnings per share will be in the range of $6.60 to $6.70, and full year 2026 non-GAAP diluted earnings per share will be in the range of $25.40 to $25.50. The non-GAAP outlook excludes certain transaction and integration costs and acquired intangible asset amortization.
Use of Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). We supplement the reporting of our financial results determined under GAAP with certain non-GAAP financial measures. The non-GAAP financial measures provide management, financial analysts and investors with additional useful information for evaluating the company’s performance. The non-GAAP financial measures should be considered in addition to and not as substitutes for financial measures prepared in accordance with GAAP. Further details on reasons we use non-GAAP financial measures, a reconciliation of those measures to the most directly comparable GAAP measures and other information related to those measures are included after our GAAP financial statements.
Forward-Looking Statements Cautionary Notice
This earnings release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, with respect to management’s beliefs about the financial condition, results of operations, acquisitions, capital expenditures, stock repurchases, product synergies, integration costs, tax matters and businesses of Teledyne in the future. Forward-looking statements involve risks and uncertainties, are based on the current expectations of the management of Teledyne and are subject to uncertainty and changes in circumstances. All statements made in this earnings release that are not historical in nature should be considered forward-looking. Actual results could differ materially from these forward-looking statements.
Many factors could change anticipated results, including: global conflicts including the conflicts in the Middle East as well as the ongoing conflict between Russia and Ukraine, including among other things, higher energy costs and energy supply constraints, disruptions in shipping, supply shortages of critical materials, including aluminum, metals, chemicals and industrial helium supplies, disruptions to air travel, the risk of retaliation against U.S. targets, and slower global growth; the impact of policies of the U.S. Presidential Administration, especially with respect to new and higher tariffs, cutbacks in the funding of government agencies and programs, and the scaling back of environmental and green energy policies; escalating economic and diplomatic tension between China and the United States, including a “trade war” resulting in higher tariffs and restrictions on sales of goods and services; reciprocal tariffs from other countries, especially from members of the European Union; U.S. Government shutdowns, which in the past have resulted in delays in anticipated contract awards, delayed payments of invoices, and delays in the issuance of export and other licenses; the inability to develop and market new competitive products; changes in relevant tax and other laws; foreign currency exchange risks; rising interest rates; risks associated with indebtedness, as well as our ability to reduce indebtedness and the timing thereof; the impact of semiconductor and other supply chain shortages; higher inflation, including wage competition and higher shipping costs; labor shortages and competition for skilled personnel; inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements and the providing of estimates of financial measures, in accordance with GAAP and related standards; disruptions in the global economy; changes in demand for products sold to the defense electronics, instrumentation, digital imaging, energy exploration and production, commercial aviation, semiconductor, and communications markets; funding, continuation and award of government programs; cuts to defense spending resulting from existing and future deficit reduction measures or changes to U.S. and foreign government spending and budget priorities triggered by inflation, and economic conditions; the imposition and expansion of, and responses to, trade sanctions and tariffs; threats to the security of our confidential and proprietary information, including cybersecurity threats; risks related to artificial intelligence; natural and man-made disasters; and our ability to achieve emission reduction targets and decrease our carbon footprint. Volatile oil and natural gas prices, as well as instability in the Middle East, Latin America or other oil producing regions, could negatively affect our businesses that supply the oil and gas industry. Weakness in the commercial aerospace industry negatively affects the markets of our commercial aviation businesses. Lower aircraft production rates at Boeing or Airbus could result in reduced sales of our commercial aerospace products. In addition, financial market fluctuations affect the value of the company’s pension assets. Changes in the policies of U.S. and foreign governments, including economic sanctions or in regard to support for the Ukraine or Middle East conflicts, could result, over time, in reductions or realignment in defense or other government spending and further changes in programs in which the company participates.
While the company’s growth strategy includes possible acquisitions, we cannot provide any assurance as to when, if or on what terms any acquisitions will be made. Acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses, retain key management and customers, and achieve identified financial and operating synergies. There are additional risks associated with acquiring, owning and operating businesses internationally, including those arising from U.S. and foreign government policy changes or actions and exchange rate fluctuations.
Additional factors that could cause results to differ materially from those described above can be found in Teledyne’s Annual Report on Form 10-K for the year ended December 28, 2025, as well as subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are on file with the U.S. Securities and Exchange Commission (“SEC”) and available in the “Investors” section of Teledyne’s website, teledyne.com, under the heading “Investor Information” and in other documents Teledyne files with the SEC.
Forward-looking statements are generally accompanied by words such as “estimate”, “project”, “predict”, “believes”, or “expect”, that convey the uncertainty of future events or outcomes. Teledyne assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or otherwise.
A live webcast of Teledyne’s third quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Wednesday, October 21, 2026. To access the call, go to www.teledyne.com/investors/events-and-presentations approximately 10 minutes before the scheduled start time. A replay will also be available for one month starting at 12:00 p.m. (Eastern) on Wednesday, October 21, 2026.

Contact:	Jason VanWees
(805) 373-4542

TELEDYNE TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
FOR THE THIRD QUARTER AND NINE MONTHS ENDED
SEPTEMBER 27, 2026 AND SEPTEMBER 28, 2025
(Unaudited — in millions, except per share amounts)

	Third Quarter		Nine Months
	2026	2025	2026	2025
Net sales	$1,684.9	$1,539.5	$4,907.5	$4,503.1
Costs and expenses:
Cost of sales	945.5	880.0	2,756.2	2,579.5
Selling, general and administrative	258.4	238.2	754.5	701.5
Research and development	78.6	83.4	253.4	240.1
Acquired intangible asset amortization	55.2	55.1	168.8	161.7
Total costs and expenses	1,337.7	1,256.7	3,932.9	3,682.8
Operating income (loss)	347.2	282.8	974.6	820.3
Interest and debt income (expense), net	(10.5)	(12.6)	(36.4)	(47.5)
Non-service retirement benefit income (expense), net	2.6	2.7	7.9	8.2
Other income (expense), net	7.5	0.9	0.7	(7.7)
Income (loss) before income taxes	346.8	273.8	946.8	773.3
Provision (benefit) for income taxes	74.0	52.9	195.5	153.2
Net income (loss) including noncontrolling interest	272.8	220.9	751.3	620.1
Less: Net income (loss) attributable to noncontrolling interest	—	0.2	—	0.9
Net income (loss) attributable to Teledyne	$272.8	$220.7	$751.3	$619.2

Diluted earnings per common share	$5.82	$4.65	$16.02	$13.06

Weighted average diluted common shares outstanding	46.9	47.5	46.9	47.4
These condensed consolidated financial statements were prepared in accordance with U.S. GAAP.

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING INCOME (LOSS)
FOR THE THIRD QUARTER AND NINE MONTHS ENDED
SEPTEMBER 27, 2026 AND SEPTEMBER 28, 2025
(Unaudited — $ in millions)

	Third Quarter		% Change	Nine Months		% Change
	2026	2025		2026	2025
Net sales:
Digital Imaging	$903.0	$785.4	15.0%	$2,588.6	$2,313.4	11.9%
Instrumentation	370.5	363.6	1.9%	1,119.7	1,074.5	4.2%
Aerospace and Defense Electronics	287.4	275.5	4.3%	851.3	782.8	8.8%
Engineered Systems	124.0	115.0	7.8%	347.9	332.4	4.7%
Total net sales	$1,684.9	$1,539.5	9.4%	$4,907.5	$4,503.1	9.0%
Operating income (loss):
Digital Imaging	$182.7	$123.4	48.1%	$494.6	$365.3	35.4%
Instrumentation	99.6	98.8	0.8%	289.4	293.1	(1.3)%
Aerospace and Defense Electronics	77.8	70.4	10.5%	223.7	192.7	16.1%
Engineered Systems	13.0	12.2	6.6%	39.8	35.1	13.4%
Corporate expense	(25.9)	(22.0)	17.7%	(72.9)	(65.9)	10.6%
Operating income (loss)	347.2	282.8	22.8%	974.6	820.3	18.8%
Interest and debt income (expense), net	(10.5)	(12.6)	(16.7)%	(36.4)	(47.5)	(23.4)%
Non-service retirement benefit income (expense), net	2.6	2.7	(3.7)%	7.9	8.2	(3.7)%
Other income (expense), net	7.5	0.9	733.3%	0.7	(7.7)	109.1%
Income (loss) before income taxes	346.8	273.8	26.7%	946.8	773.3	22.4%
Provision (benefit) for income taxes	74.0	52.9	39.9%	195.5	153.2	27.6%
Net income (loss) including noncontrolling interest	272.8	220.9	23.5%	751.3	620.1	21.2%
Less: Net income (loss) attributable to noncontrolling interest	—	0.2	(100.0)%	—	0.9	(100.0)%
Net income (loss) attributable to Teledyne	$272.8	$220.7	23.6%	$751.3	$619.2	21.3%
These condensed consolidated financial statements were prepared in accordance with U.S. GAAP.

TELEDYNE TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	September 27, 2026	December 28, 2025
	(Unaudited)
ASSETS
Cash and cash equivalents	$562.4	$352.4
Accounts receivable and unbilled receivables, net	1,384.6	1,367.0
Inventories, net	1,220.3	1,043.3
Prepaid expenses and other current assets	349.1	292.9
Total current assets	3,516.4	3,055.6
Property, plant and equipment, net	840.5	839.1
Goodwill and acquired intangible assets, net	10,605.9	10,787.7
Prepaid pension assets	299.9	286.2
Other assets, net	302.3	316.7
Total assets	$15,565.0	$15,285.3
LIABILITIES AND EQUITY
Accounts payable	$520.4	$486.6
Accrued liabilities	1,004.1	923.4
Current portion of long-term debt	0.1	450.1
Total current liabilities	1,524.6	1,860.1
Long-term debt, net of current portion	2,027.7	2,025.3
Other long-term liabilities	877.3	886.0
Total liabilities	4,429.6	4,771.4
Redeemable noncontrolling interest	—	—
Total stockholders’ equity	11,135.4	10,513.9
Total liabilities and equity	$15,565.0	$15,285.3
These condensed consolidated financial statements were prepared in accordance with U.S. GAAP.

TELEDYNE TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THIRD QUARTER ENDED SEPTEMBER 27, 2026 AND SEPTEMBER 28, 2025
(Unaudited — in millions)

	Third Quarter
	2026	2025
Operating Activities
Net income (loss) including noncontrolling interest	$272.8	$220.9
Depreciation and amortization	84.7	84.5
Stock-based compensation	12.2	10.5
Changes in operating assets and liabilities and other operating activity	(17.2)	27.2
Net cash provided by (used in) operating activities	352.5	343.1
Investing Activities
Purchases of property, plant and equipment	(33.0)	(29.2)
Purchases of businesses, net of cash acquired	—	(6.6)
Other investing, net	(8.6)	0.1
Net cash provided by (used in) investing activities	(41.6)	(35.7)
Financing activities
Proceeds from (payments on) fixed rate senior notes	—	(77.7)
Proceeds from (payments on) other debt	(0.3)	(0.4)
Proceeds from exercise of stock options	3.9	13.0
Acquisition of noncontrolling interest	—	(27.2)
Purchases of treasury stock, including excise tax	(94.8)	—
Other financing, net	0.1	3.6
Net cash provided by (used in) financing activities	(91.1)	(88.7)
Effect of exchange rate changes on cash	2.5	(1.0)
Changes in cash and cash equivalents	222.3	217.7
Cash and cash equivalents—beginning of period	340.1	310.9
Cash and cash equivalents—end of period	$562.4	$528.6
These condensed consolidated financial statements were prepared in accordance with U.S. GAAP.

TELEDYNE TECHNOLOGIES INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
FOR THE THIRD QUARTER AND NINE MONTHS ENDED
SEPTEMBER 27, 2026 AND SEPTEMBER 28, 2025
(Unaudited — in millions, except per share amounts)

	Third Quarter 2026			Third Quarter 2025
	Income (Loss) Before Income Taxes	Net Income (Loss) Attributable to Teledyne	Diluted Earnings per Common Share	Income (Loss) Before Income Taxes	Net Income (Loss) Attributable to Teledyne	Diluted Earnings per Common Share
GAAP	$346.8	$272.8	$5.82	$273.8	$220.7	$4.65
Adjusted for specified items:
Transaction and integration costs	0.2	0.1	—	0.7	0.6	0.01
Inventory step-up expense	—	—	—	1.4	1.0	0.02
Acquired intangible asset amortization	55.2	42.2	0.90	55.1	42.0	0.88
FLIR acquisition-related tax matters	—	—	—	—	0.2	0.01
Non-GAAP	$402.2	$315.1	$6.72	$331.0	$264.5	$5.57

	Nine Months 2026			Nine Months 2025
	Income (Loss) Before Income Taxes	Net Income (Loss) Attributable to Teledyne	Diluted Earnings per Common Share	Income (Loss) Before Income Taxes	Net Income (Loss) Attributable to Teledyne	Diluted Earnings per Common Share
GAAP	$946.8	$751.3	$16.02	$773.3	$619.2	$13.06
Adjusted for specified items:
Transaction and integration costs	0.6	0.4	0.01	9.4	7.1	0.15
Inventory step-up expense	—	—	—	3.2	2.4	0.05
Acquired intangible asset amortization	168.8	129.1	2.75	161.7	123.6	2.61
FLIR acquisition-related tax matters	—	—	—	—	(7.5)	(0.16)
Non-GAAP	$1,116.2	$880.8	$18.78	$947.6	$744.8	$15.71

TELEDYNE TECHNOLOGIES INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
FOR THE THIRD QUARTER AND NINE MONTHS ENDED
SEPTEMBER 27, 2026 AND SEPTEMBER 28, 2025
(Unaudited — $ in millions)

	Third Quarter 2026		Third Quarter 2025
	Operating Income (Loss)	Operating Margin	Operating Income (Loss)	Operating Margin
GAAP	$347.2	20.6%	$282.8	18.4%
Adjusted for specified items:
Transaction and integration costs	0.2		0.7
Inventory step-up expense	—		1.4
Acquired intangible asset amortization	55.2		55.1
Non-GAAP	$402.6	23.9%	$340.0	22.1%

	Nine Months 2026		Nine Months 2025
	Operating Income (Loss)	Operating Margin	Operating Income (Loss)	Operating Margin
GAAP	$974.6	19.9%	$820.3	18.2%
Adjusted for specified items:
Transaction and integration costs	0.6		9.4
Inventory step-up expense	—		3.2
Acquired intangible asset amortization	168.8		161.7
Non-GAAP	$1,144.0	23.3%	$994.6	22.1%

TELEDYNE TECHNOLOGIES INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
FOR THE THIRD QUARTER AND NINE MONTHS ENDED
SEPTEMBER 27, 2026 AND SEPTEMBER 28, 2025
(Unaudited — in millions)

	Third Quarter 2026
	GAAP Operating Income (Loss)	Acquired Intangible Asset Amortization	Inventory Step-up Expense	Transaction and Integration Costs	Non-GAAP Operating Income (Loss)
Digital Imaging	$182.7	$46.9	$—	$—	$229.6
Instrumentation	99.6	3.0	—	—	102.6
Aerospace and Defense Electronics	77.8	5.3	—	—	83.1
Engineered Systems	13.0	—	—	—	13.0
Corporate expense	(25.9)	—	—	0.2	(25.7)
Total	$347.2	$55.2	$—	$0.2	$402.6

	Third Quarter 2025
	GAAP Operating Income (Loss)	Acquired Intangible Asset Amortization	Inventory Step-up Expense	Transaction and Integration Costs	Non-GAAP Operating Income (Loss)
Digital Imaging	$123.4	$46.8	$—	$—	$170.2
Instrumentation	98.8	3.3	—	—	102.1
Aerospace and Defense Electronics	70.4	5.0	1.4	0.5	77.3
Engineered Systems	12.2	—	—	—	12.2
Corporate expense	(22.0)	—	—	0.2	(21.8)
Total	$282.8	$55.1	$1.4	$0.7	$340.0

	Nine Months 2026
	GAAP Operating Income (Loss)	Acquired Intangible Asset Amortization	Inventory Step-up Expense	Transaction and Integration Costs	Non-GAAP Operating Income (Loss)
Digital Imaging	$494.6	$142.3	$—	$—	$636.9
Instrumentation	289.4	9.9	—	—	299.3
Aerospace and Defense Electronics	223.7	16.6	—	—	240.3
Engineered Systems	39.8	—	—	—	39.8
Corporate expense	(72.9)	—	—	0.6	(72.3)
Total	$974.6	$168.8	$—	$0.6	$1,144.0

	Nine Months 2025
	GAAP Operating Income (Loss)	Acquired Intangible Asset Amortization	Inventory Step-up Expense	Transaction and Integration Costs	Non-GAAP Operating Income (Loss)
Digital Imaging	$365.3	$138.5	$—	$—	$503.8
Instrumentation	293.1	9.8	—	—	302.9
Aerospace and Defense Electronics	192.7	13.4	3.2	4.3	213.6
Engineered Systems	35.1	—	—	—	35.1
Corporate expense	(65.9)	—	—	5.1	(60.8)
Total	$820.3	$161.7	$3.2	$9.4	$994.6

TELEDYNE TECHNOLOGIES INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited — in millions, except per share amounts)

	September 27, 2026	December 28, 2025
Current portion of long-term debt	$0.1	$450.1
Long-term debt	2,027.7	2,025.3
Total debt — non-GAAP	2,027.8	2,475.4
Less cash and cash equivalents	(562.4)	(352.4)
Net debt — non-GAAP	$1,465.4	$2,123.0

	Fourth Quarter 2026		Full Year 2026
	Low	High	Low	High
GAAP Diluted Earnings per Common Share Outlook	$5.68	$5.83	$21.71	$21.87
Adjusted for specified items:
Transaction and integration costs	—	—	0.02	0.01
Acquired intangible asset amortization	0.92	0.87	3.67	3.62
Non-GAAP Diluted Earnings per Common Share Outlook	$6.60	$6.70	$25.40	$25.50

Explanation of Non-GAAP Financial Measures
We report our financial results in accordance with GAAP. However, management believes that, in order to more fully understand our short-term and long-term financial and operational trends, and to aid in comparability with our competitors, investors and financial analysts may wish to consider the impact of certain items resulting from our acquisitions which have an infrequent or non-recurring impact on operations or assist in understanding our operations pre-acquisition. Accordingly, we present non-GAAP financial measures as a supplement to the financial measures we present in accordance with GAAP. These non-GAAP financial measures provide management, investors and financial analysts with additional means to understand and evaluate the operating results and trends in our ongoing business by adjusting for certain expenses and benefits. Management believes these non-GAAP financial measures also provide additional means of evaluating period-over-period operating performance. In addition, management understands that some investors and financial analysts find this information helpful in analyzing our financial and operational performance and in comparing this performance to our peers and competitors. The company’s diluted earnings per common share outlook guidance is also presented on a non-GAAP basis.
The non-GAAP financial measures are not meant to be considered superior to, or a substitute for, our financial statements prepared in accordance with GAAP. There are material limitations associated with non-GAAP financial measures because they exclude charges that have an effect on our reported results and, therefore, should not be relied upon as the sole financial measures by which to evaluate our financial results. Management compensates and believes that investors also should compensate for those limitations by viewing the non-GAAP financial measures in conjunction with the GAAP financial measures. In addition, the non-GAAP financial measures included in this earnings announcement may be different from, and therefore may not be comparable to, similar measures used by other companies. The non-GAAP financial measures are also used by our management to evaluate our operating performance and benchmark our results against our historical performance and the performance of our peers.
Our non-GAAP measures are as follows:
Non-GAAP income before income taxes, net income and diluted earnings per common share
These non-GAAP measures provide a supplemental view of income before taxes, net income and diluted earnings per common share. These non-GAAP measures exclude certain transaction and integration costs, inventory step-up expense, acquired intangible asset amortization, remeasurement of deferred taxes related to acquired intangible assets due to changes in tax laws, and tax benefits or costs related to the settlement or other resolution of the FLIR tax reserves. We also adjust for any post-acquisition interest on certain income tax reserves related to FLIR. We adjust for any income tax impact related to these items to take into account the tax treatment and related tax rate and changes in tax rates that apply to each adjustment in the applicable tax jurisdiction. Generally, this results in the tax impact at the U.S. marginal tax rate for certain adjustments, including the majority of amortization of intangible assets, whereas the tax impact of other adjustments, including transaction expenses, depend on whether the amounts are deductible in the respective tax jurisdictions and the applicable tax rates in those jurisdictions. We believe these measures provide investors and management with additional means to understand and evaluate the operating results of our business by adjusting for certain expenses and benefits and present an alternative view of our performance compared with prior periods.
Non-GAAP operating income and operating margin
We define non-GAAP operating margin as non-GAAP operating income divided by net sales. These non-GAAP measures exclude certain transaction and integration costs, inventory step-up expense, and acquired intangible asset amortization. We believe these measures provide investors and management with additional means to understand and evaluate the operating results of our business by adjusting for certain expenses and other items and present an alternative view of our performance compared with prior periods.

Non-GAAP total debt and net debt
We define non-GAAP total debt as the sum of the current portion of long-term debt and other debt and long-term debt. We define net debt as the difference between non-GAAP total debt less cash and cash equivalents. The company believes that this non-GAAP information is useful to assist investors and management in analyzing the company’s liquidity.
Non-GAAP diluted earnings per common share outlook
This non-GAAP measure represents our earnings per common share outlook for the fourth quarter of 2026 and total year 2026 on a fully diluted basis, excluding certain transaction and integration costs and acquired intangible asset amortization for all acquisitions.
Non-GAAP cash provided by operations and free cash flow
We define free cash flow as cash provided by operating activities (a measure prescribed by GAAP) less capital expenditures for property, plant and equipment. We believe that this non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow.
Non-GAAP line items used in tables
Management excludes the effect of each of the acquisition-related items identified below to arrive at the applicable non-GAAP financial measure referenced in the tables for the reasons set forth below with respect to that item:
•Acquired intangible asset amortization – We believe that excluding the amortization of acquired intangible assets, which primarily represents purchased technology and customer relationships, as well as purchase order and contract backlog, provides an alternative way for investors to compare our operations pre-acquisition to those post-acquisition and to those of our competitors that have pursued internal growth strategies. However, we note that companies that grow internally will incur costs to develop intangible assets that will be expensed in the period incurred, which may make a direct comparison more difficult.
•Transaction and integration costs – Included in our GAAP presentation of cost of sales and selling, general and administrative expenses are substantial expenses (or benefits) incurred with acquisitions and primarily include legal, accounting and other professional fees as well as integration-related costs such as employee separation costs, facility consolidation costs and facility lease impairments. Employee separation costs include required change-in-control payments, cash settlement of employee and director stock awards, as well as other employee severance amounts. We exclude those costs from our non-GAAP measures because we believe they do not reflect our ongoing financial performance.
•Inventory step-up expense – The purchase accounting entries associated with our acquisitions require us to record inventory at its fair value, which is sometimes substantial and greater than the previous book value of inventory. Included in our GAAP presentation, the increase in inventory value is amortized to cost of sales over the period that the related inventory is sold. In 2025, we excluded inventory step-up amortization related to the Micropac and Qioptiq acquisitions from our non-GAAP measures because it is a non-cash expense that we do not believe is indicative of our ongoing operating results.
•FLIR acquisition-related tax matters – Included in our tax provision is post-acquisition interest on certain income tax reserves related to FLIR, as well as the tax benefits or costs related to the settlement or other resolution of the FLIR tax reserves. We exclude those impacts from our non-GAAP measures because we believe it does not reflect our ongoing financial performance.